Exhibit 10.2

June 29, 2018

Michael J. Bibak

687 Christians Drive

Harrisburg, PA 17112

Re: Notice of Non-Renewal of Executive Employment Agreement

Dear Michael:

This letter serves as Written Notice of the Corporation’s and Bank’s intention not to extend the term of your Executive Employment Agreement with the Bank and the Corporation, dated August 18, 2017, pursuant to Section 1.3(b) of that Agreement. Consequently, the Executive Employment Agreement will expire effective September 30, 2019.

We also remind you that you are a party to restrictive covenants regarding non-competition, non-solicitation, confidentiality and non-disclosure as set forth in Section 3 of your Executive Employment Agreement, and hat your obligations under those restrictive covenants survive the expiration of the term of the Executive Employment Agreement.

Sincerely,

/s/ Kirk D. Fox
Chief Executive Officer